UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2017

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 E. Sonterra Blvd., Suite No. 1220
San Antonio, TX	78258
(Address of Principal Executive Offices)	(Zip Code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2017, the Board of Directors (the “Board”) of Lilis Energy, Inc. (the “Company”) appointed G. Tyler Runnels and Mark Christensen to serve as non-employee directors of the Board, effective immediately. As a result of these appointments, each of the two previously existing vacancies on the Board have now been filled.

Mr. Runnels previously served on the Board from November 21, 2014 through January 13, 2016. There are no arrangements or understandings between Mr. Runnels and any other persons pursuant to which Mr. Runnels was appointed a director of the Company.

Mr. Christensen was appointed pursuant to the terms of that certain letter agreement dated August 12, 2017 (the “Letter Agreement”), between the Company and Värde Partners, Inc. (“Värde”), the Company’s second lien lender, which provided Värde the right to appoint one member of the Board. The Letter Agreement was previously filed as Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2017.

Since January 1, 2016, Mr. Runnels has engaged in various related party transactions with the Company, which are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 3, 2017 (the “Form 10-K”), under the heading “Certain Relationships and Related Transactions, and Director Independence — Related Party Transactions” and which is incorporated herein by reference. Subsequent to the filing of the Form 10-K, the Company entered into a conversion agreement dated April 25, 2017 (the “Conversion Agreement”) with holders of its Series B 6% Convertible Preferred Stock (“Series B Preferred Stock”), pursuant to which the Company agreed to pay dividends as if they accrued through December 31, 2017 by increasing the stated value prior to conversion in a total amount of approximately $1.3 million as consideration for the automatic conversion of outstanding shares of Series B Preferred Stock. Pursuant to the Conversion Agreement, TRW Capital Growth Fund, L.P., an entity for which Mr. Runnels serves as Managing Director, converted 200 shares of Series B Preferred Stock plus accrued dividends into an aggregate of 198,667 shares of the Company’s common stock (the “Common Stock”) (valued at approximately $846,321 based on the $4.26 closing trading price of the Common Stock on April 25, 2017) and the Runnels Family Trust DTD 1-11-2000, a family trust beneficially owned by Mr. Runnels, converted 276 shares of Series B Preferred Stock plus accrued dividends into an aggregate of 274,160 shares of Common Stock (valued at approximately $1,167,922 based on the $4.26 closing trading price of the Common Stock on April 25, 2017). T.R. Winston & Company LLC, where Mr. Runnels currently serves as Chairman and 76% owner, also acted as administrative and collateral agent on the Company’s first lien credit facility until it was amended on April 24, 2017.

Since January 1, 2016, Mr. Christensen has been involved in the following related party transactions with the Company, through Trace Capital Inc. (“Trace”), an entity owned by Mr. Christensen’s wife, and KES 7 Capital Inc. (“KES 7”) for which he serves as Chief Executive Officer and 100% owner. Trace has participated in the following transactions with the Company: (i) the offering of Series B Preferred Stock in June 2016 pursuant to which Trace purchased 500 shares of Series B Preferred Stock and warrants to purchase up to 227,274 shares of Common Stock with an exercise price of $2.50 (the “Series B Warrants”) for aggregate consideration of $500,000; (ii) the Company’s first lien credit facility entered into in September 2016, which had initial aggregate principal commitments of approximately $31 million and a maximum facility size of $50 million, and the upsize of that facility in February 2017, of which Trace held indebtedness in an aggregate amount of $2.6 million, and which resulted in the repricing of the Series B Warrants to $0.01 that were exercised in full on April 25, 2017; (iii) the Company’s March 2017 private placement of units comprised of Common Stock and warrants raising net proceeds of approximately $20 million pursuant to which Trace purchased units for an aggregate purchase price of approximately $1 million; (iv) the conversion of shares of Series B Preferred Stock that Trace held plus accrued dividends, which resulted in the issuance of 467,348 shares of the Common Stock to Trace (valued at approximately $1,495,514 based on the $3.20 closing trading price of the Common Stock on December 9, 2016); and (v) the amendment to the Company’s first lien credit facility on April 24, 2017 and related matters, in which the balance of the first lien credit facility in an aggregate amount of $38.1 million plus accrued and unpaid interest thereon was paid down (including the $2.6 million of indebtedness held by Trace) and in which $1.45 million was reinvested by Trace in the form of bridge loans with an aggregate amount of $15 million outstanding. Each of the initial lenders that participated in the first lien credit facility also waived their right to any prepayment premium, including Trace. Additionally, KES 7 has acted as an advisor and placement agent in connection with certain of the Company’s financing transactions resulting in aggregate fees paid by the Company of approximately $2.4 million in cash and the issuance of warrants to purchase 820,000 shares of Common Stock with an exercise price of $1.30 to KES 7.

Other than as described above, neither Mr. Runnels nor Mr. Christensen have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Each of Mr. Runnels and Mr. Christensen will receive compensation as a non-employee director consistent with the Company’s standard compensation practices for non-employee directors which includes the following: (i) an initial grant of 10,000 restricted shares of the Common Stock to be granted on the first business day on or after January 31 of each year (the “Annual Equity Date”), which Common Stock shall vest in three equal annual installments upon the anniversary of each Annual Equity Date, (ii) $60,000 in annual cash compensation as director's fees, paid quarterly, (iii) an annual grant of shares of Common Stock equal to $60,000 divided by the most recent per share closing price of the Common Stock on each Annual Equity Date and (iv) a grant on the Annual Equity Date of 45,000 options to purchase shares of Common Stock, of which 25,000 vest immediately and 20,000 vest in three equal annual installments upon the anniversary of the Annual Equity Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2017	LILIS ENERGY, INC.

	By:	/s/ Joseph Daches
Executive Vice President, Chief Financial Officer and Treasurer